AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT This Amended and Restated Investment Management Agreement (the "Agreement"), dated as of January 1, 2015, by and between Athene Annuity & Life Assurance Company of New York (formerly known as Presidential Life Insurance Company), a life insurance company domiciled in the State of New York (the "Company") and Athene Asset Management, L.P. (formerly known as Athene Asset Management LLC), a Cayman Islands exempted limited partnership (the "Investment Manager"). WHEREAS, the Company and the Investment Manager previously entered into that certain Investment Management Agreement, dated as of December 28, 2012 (the "Original IMA"), pursuant to which the Company appointed the Investment Manager to supervise and direct the investment and reinvestment of the Company's assets, including any assets held in any reinsurance accounts maintained by the Company from time to time (collectively, the "Account"); and WHEREAS, the Company and the Investment Manager desire to amend and restate the Original IMA on the term and conditions set forth herein. NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows: l. Appointment of Investment Manager. On the terms and subject to the conditions set forth herein, the Company hereby appoints the Investment Manager as investment manager of the Account with discretionary authority to manage the investment and reinvestment of the funds and assets of the Account, and the Investment Manager accepts such appointment. With respect to any time that any assets of the Account constitute "plan assets" subject to the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the U.S. Internal Revenue Code of 1986 ("Plan Assets"), as amended (the "Code"), the Investment Manager (i) acknowledges that it is a fiduciary under ERISA with respect to each employee benefit plan subject to ERISA whose assets are held in the Account (a "Plan"), and (ii) accepts its appointment as an "investment manager" within the meaning of Section 3(38) of ERISA with respect to such assets. Notwithstanding the foregoing, the Company acknowledges, agrees and covenants that the Account does not and shall not contain Plan Assets except to the extent the Company has given the Investment Manager at least ten (10) business days' written notice thereof and the Investment Manager has separately agreed in writing to manage such Plan Assets. 2. Management Services; Duties of and Restrictions on Investment Manager; Sub-Advisors. (a) For the avoidance of doubt and without limiting the generality of the powers conferred upon it by Section 1, the Investment Manager shall be responsible for the investment and reinvestment of the assets of the Account in accordance with the Company's investment guidelines as adopted by the Company's Board of Directors and attached hereto as Exhibit A (as amended or supplemented from time to time by the Company, the "Investment Guidelines"). In connection therewith, the Investment Manager shall have authority, to the fullest extent permitted in such Investment Guidelines: (i) to undertake all investment activities with respect to the Account, including, without limitation, to buy, sell, sell short, hold and trade, on margin or otherwise and in or on any market or exchange within or outside the United States or otherwise, securities convertible into preferred or common stock of domestic and foreign issuers, debt and equity securities of domestic and foreign governmental issuers (including federal, state and municipal issuers) and domestic and foreign corporate issuers, investment company securities, money market securities, partnership interests, mortgage- and asset- backed securities, foreign currencies and currency forwards, futures contracts and options thereon, bank and debtor-in-possession loans, trade receivables, repurchase and reverse repurchase agreements, commercial paper, other securities, futures and derivatives (including equity, interest rate and currency swaps, swaptions, caps, collars and floors or other instruments, whether tradeable currently or developed in the future), rights and options on all of the foregoing and other investments, assets or property selected by the Investment Manager in its discretion; (ii) to select, open, maintain or close one or more sub-accounts with any Custodian (as defined hereinafter) pursuant to the applicable Custodial Agreement (as defined hereinafter); (iii) to transfer funds (by wire transfer or otherwise) or securities (by transfer via the Depository Trust & Clearing Corporation or otherwise) (A) between the Account's Custodians (if more than one), (B) between sub-accounts maintained by any Custodian for the Account, (C) subject to Section 19(d), between the Account and any account owned by other clients of the Investment Manager or (D) to or from any brokers or dealers engaged by the Investment Manager on behalf of the Company in connection with the investments permitted herein; (iv) to select and open, maintain, and close one or more trading accounts with brokers and dealers for the execution of transactions on behalf of the Company and to negotiate, enter into, execute, deliver, perform, renew, extend, and terminate all contracts, agreements, and other undertakings on behalf of the Company with brokers, dealers, or other counterparties, including, but not limited to, executing broker agreements; provided that, the Investment Manager shall not enter into prime brokerage agreements or new Custodial Agreements without the prior written consent of the Company; and (v) to effect such other investment transactions involving the funds and assets in the Account and to negotiate and execute on behalf of the Company and in its name, such documents and agreements deemed necessary or appropriate -2-

by the Investment Manager in connection with or in furtherance of the foregoing, including, without limitation, subscription agreements or other commitment agreements, transfer documentation, swaps, futures, options and other agreements with counterparties on the Company's behalf as the Investment Manager deems appropriate from time to time in order to carry out the Investment Manager's responsibilities hereunder. (b) Except as otherwise consented to by the Company, but subject to ERISA, as applicable, no investment may be acquired by the Investment Manager on behalf of the Account unless the investment complies with the Investment Guidelines at the time of purchase. The Investment Manager shall determine whether an investment complies with any quantitative limits set forth in the Investment Guidelines by rounding all asset values to two (2) decimal places and evaluating the composition of the Account on the basis of such rounded numbers. The Investment Manager shall only be obligated to comply with the Investment Guidelines at the time of purchase of a security or establishment of a derivative position or exposure, and shall have no obligation to rebalance the Account if the Account fails to remain in compliance with an Investment Guideline due to changes to the market values, maturities, amortization rates, credit ratings or other characteristics of the securities or other instruments after purchase or because of other causes not due to the volitional acts of the Investment Manager, unless rebalancing is requested in writing by the Company. In the event that the Investment Manager acquires or establishes an investment or position that does not comply with the Investment Guidelines at the time of acquisition or establishment, the Investment Manager shall dispose of such security, or transfer such security in accordance with Section 19(d), within 10 business days of its knowledge of such non-compliance. (c) It shall be the sole responsibility of the Company to ensure that the Investment Guidelines comply with any laws, rules, regulation or other restrictions binding upon the Company with respect to the assets of the Account, including, without limitation, ERISA, as applicable. Modifications to the Investment Guidelines may be proposed by the Company at any time and such modified Investment Guidelines shall be accepted by the Investment Manager. (d) In accordance with the Investment Manager's policies and procedures in effect from time to time, but subject to ERISA, as applicable, the Investment Manager and its agents are authorized, but shall not be required, to vote, tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Investment Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence. (e) The Investment Manager may delegate any or all of its investment, advisory and other rights, powers, functions and obligations hereunder to one or more investment advisers (each, a "Sub-Advisor"), including its affiliates; provided, that any investment discretion shall be revocable by the Investment Manager and that the Investment -3-

Manager shall be as fully responsible to the Company for the acts and omissions of any Sub Advisor as it is for its own acts and omissions. 3. Compensation: Expenses. {a) The Company agrees to pay the Investment Manager or its designee a management fee ( .. Management Fee") for the services provided pursuant to this Agreement, calculated and paid in accordance with Schedule 1 attached hereto. (b) The Company shall not be responsible for sub-advisory fees and other similar remuneration with respect to the Sub-Advisors. (c) The Investment Manager will be responsible for all fees and expenses incurred by it in performing its obligations under this Agreement except, for the avoidance of doubt, Account Expenses, which shall be paid by the Company. For purposes of this Agreement, "Account Expenses" shall mean: (i) all brokerage fees, brokerage commissions and all other brokerage transaction costs, stock borrowing and lending fees, interest on cash balances, custodial fees, third party research, transaction and legal expenses, regulatory fees or taxes payable in respect of the Account, professional expenses (including, without limitation, fees in connection with the use of proxy voting services) and any other fees and expenses related to the trading and investment activity of the Account as determined by the Investment Manager (or any Sub-Advisor) in good faith; (ii) any taxes and filing fees paid by the Investment Manager on the Company's behalf; (iii) any other fees or expenses of the Investment Manager or its affiliates which, in the reasonable determination of the Investment Manager, are incurred in connection with the structuring, negotiation, acquisition, disposition, maintenance, custody and/or management of the assets in the Account (including, without limitation, legal and professional fees and expenses, rating agency/Securities Valuation Office ( .. SVO") fees and expenses, data/software license fees and expenses), and (iv) all expenses and disbursements of any Sub-Advisor. 4. Custodian. (a) The assets of the Account shall be held by one or more custodians, trustees or securities intermediaries, in each case, duly appointed by the Company (each, a "Custodian"), in one or more accounts at each such Custodian pursuant to a written custodial, trust or similar agreements between the Company and such Custodian ( each, a "Custodial Agreement"). The Company shall instruct its designated Custodian to (i) establish a separate custody account on its books and records in the Company's name ("Custody Account") and (ii) maintain the Custody Account in a manner that enables Custodian to account for the assets in the Custody Account, and transactions with respect thereto. The Investment Manager may open new sub-accounts under any Custodial Agreement so approved by the Company, and cause the assets of the Custody Account to be held in such sub-accounts established with the applicable Custodian in accordance with such Custodial Agreement. Any such sub-accounts shall be deemed to be part of the Custody Account and shall be held in accordance with the provisions of Sections 4(a)(i) and (ii). The Investment Manager is authorized to give instructions to each Custodian, in writing or via electronic transmission, with respect to all investment decisions regarding the -4-

Custody Account. Nothing contained herein shall be deemed to authorize the Investment Manager to take or receive physical possession, custody, title or ownership of any of the assets in the Custody Account or have any responsibility with respect to the collection of income or reclamation of withheld truces, or to have any securities or other investments in the Custody Account registered in its own name or in the name of its nominee, it being intended that sole responsibility for safekeeping thereof (in such investments as the Investment Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Investment Manager's direction and all duties of collection, physical acquisition and safekeeping of assets in the Custody Account shall rest upon the Custodians. The Custodians may be changed from time to time upon the written instructions of the Company. (b) The Company acknowledges that it receives Custody Account statements from each Custodian at least monthly .The Company shall instruct each Custodian to send to the Investment Manager duplicate copies of all Custody Account statements given to the Company by the Custodian or provide electronic access to the Custody Account. 5. Brokerage. The Company hereby delegates to the Investment Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made. To the extent permitted by applicable law, such brokers or dealers may include affiliates of the Investment Manager. The Investment Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. In selecting brokers or dealers to effect transactions on behalf of the Account, the Investment Manager, subject to its overall duty to seek "best execution" of Account transactions, will have authority to and may consider the full range and quality of the brokerage and research services which the Investment Manager believes to be of value to the Account or generally to all of the accounts for which the Investment Manger provides investment advice. The Investment Manager will not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Account or to select any broker dealer on the basis of its purported posted commission rate. As long as the services or other products provided by a particular broker or dealer (whether directly or through a third party) qualify as "brokerage and research" services within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (and relevant Securities and Exchange Commission ("SEC") interpretations of that section) and the Investment Manager determines in good faith that the amount of commission charged by such broker or dealer is reasonable in relation to the value of such "brokerage and research services," the Investment Manager may utilize the services of that broker or dealer to execute transactions for the Account on an agency basis even if (i) the Account would incur higher transaction costs than it would have incurred had another broker or dealer been used and (ii) the Account does not necessarily benefit from the research or products provided by that broker or dealer. 6. Limitation of Liability; Indemnity. (a) The Investment Manager does not guarantee the performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Investment Manager may use, or the success of the Investment Manager's overall management of the Account. The Investment Manager does not provide any express or implied - 5 -

warranty as to the performance or profitability of the Account or any part thereof or that any specific investment objectives will be successfully achieved. The Company understands that investment decisions made by the Investment Manager on behalf of the Account are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. (b) Neither the Investment Manager nor any of its employees, directors or affiliates shall be liable to the Company for any error of judgment or mistake of law or for any Loss (as defined in paragraph 6(c) below) arising out of or in connection with any investment or for any act or omission in the management of the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), except as may otherwise be provided under applicable law. The Company acknowledges that, as set forth in paragraph 2(b) above, the Investment Manager has no obligation to rebalance the Account at any time when the Account fails to remain in compliance with Investment Guidelines due to changes to the market values, maturities, amortization rates, credit ratings or other characteristics of the securities or other instruments after purchase or because of other causes not due to the volitional acts of the Investment Manager, unless a rebalancing is requested in writing by the Company; and the Company further agrees that neither the Investment Manager nor any of its employees, directors or affiliates shall be liable to the Company for any Loss arising out of or in connection with a lack of rebalancing of the Account in such circumstances, or a rebalancing made at the request of the Company. Under no circumstances shall the Investment Manager be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages, even if the Investment Manager is advised of the possibility or likelihood of the same. (c) The Company shall hold harmless and indemnify the Investment Manager, its officers, directors, principals, employees, agents or nominees (each, an "Investment Manager Party") from and against any and all losses, damages, claims, costs, actions, liabilities, suits, proceedings, settlements or expenses including, without limitation, any liabilities imposed or sought to be imposed on or claims asserted against such Investment Manager Party (including, in each case, reasonable attorney's fees and disbursements) (each a "Loss"), which the Investment Manager Party may incur or suffer arising out of or in connection with the performance of its obligations under this Agreement; provided, however, that this indemnity shall not apply to any Loss to the extent caused by the Investment Manager's gross negligence, willful misconduct, fraud, or, at any time that any assets of the Account constitute Plan Assets which the Investment Manager has separately agreed in writing to manage pursuant to Section 1 above, subject to ERISA, breach of fiduciary duty under ERISA, in respect of its obligations and duties under this Agreement with respect to the Account (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), except as may otherwise be provided under applicable law. The foregoing indemnity is in addition to, and shall not constitute a waiver or limitation of any rights which the Investment Manager may have under, applicable law. For purposes of this Section 6(c), references to the Investment Manager include each Sub-Advisor that is an affiliate of the Investment Manager. · 6 ·

(d) The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Company may have under those laws. 7. Tennination. (a) The tenns and provisions of this Agreement shall apply to all transactions relating to the Account from the date of this Agreement and this Agreement shall continue in effect until tenninated at the end of any quarter by 30 days' written notice previously given by the Company or the Investment Manager to the other party specifying an effective date of cancellation which shall not exceed 90 days from the date of such notice. (b) Upon receipt of a tennination notice from the Company, or delivery of a tennination notice by the Investment Manager, the Investment Manager shall, at the request of the Company, continue to perform its functions as manager under this Agreement, and shall be entitled to receive the requisite portion of any fees due (including Management Fees) until a successor manager has been appointed. The Investment Manager shall, on an ongoing basis, cooperate with the successor manager and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor manager in performing its obligations and duties hereunder, and the Company shall reimburse the Investment Manager for the reasonable costs and expenses of the Investment Manager in connection with any such actions. 8. Representations and Warranties. (a) The Company agrees, represents, warrants, and covenants to the Investment Manager, to the best of its knowledge and belief, as follows as of the date hereof and as of each date on which the Investment Manager makes investments or takes action on behalf of the Company in accordance with this Agreement: (i) the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) the investments permitted under the Investment Guidelines with respect to the Account are of the types of investments in which the Company is pennitted to invest, is authorized to invest in under its governing documents and applicable law; (iii) the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (iv) this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; -7-

(v) the execution, delivery and perfonnance of this Agreement by the Company do not violate (A) any law applicable to the Company, (B) any provision of the constituent documents of the Company, or (C) any agreement or instrument to which the Company is a party, except for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement; (vi) no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with the execution, delivery and perfonnance of this Agreement other than those already obtained; (vii) the Company is an insurance company within the meaning of Section 203(b )(2) of the Advisers Act; (viii) the Company is a U.S. person within the meaning of Section 7701(a)(30) of the Code; (ix) the Company hereby certifies that it is NOT a bank holding company as defined in Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act"), a non-bank subsidiary of such a bank holding company or an entity that is subject to the restrictions of the BHC Act pursuant to the International Banking Act of 1978; (x) the Company is either (i) not an investment company (as that tenn is defined in the Investment Company Act of 1940, as amended) or (ii) excluded from the definition of investment company by reason of Section 3(c)(l), 3(c)(3) or Section 3(c)(7) of such Act; (xi) the Company is a "qualified institutional buyer" ("Qm") as defined in Rule 144A under the Securities Act of 1933, as amended; an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; a "qualified eligible person" as defined in Regulation 4. 7 of the Commodity Futures Trading Commission under the Commodity Exchange Act, as amended; and a "qualified purchaser" as defined in Section 2(a)(51) of the Investment Company Act, as amended; (xii) the Company is an "Eligible Contract Participant" as defined under the Commodity Exchange Act, as amended; (xiii) except where the Investment Manager has separately agreed in writing to manage Plan Assets pursuant to Section 1 above , none of the assets contained in the Account are or will be Plan Assets; (xiv) the Company has received a copy of the Apollo Capital Management, L.P. 's Fonn ADV Part 2A and Part 2B as required by Rule 204- - 8 -

3(b) of the Investment Advisers Act of 1940, as amended, it being understood that the Investment Manager is registered as an investment adviser relying on Apollo Capital Management, L.P. 's investment adviser registration with the SEC; (xv) the Company has adopted appropriate anti-money laundering policies and procedures consistent with the applicable requirements of the USA PATRIOT Act, the Bank Secrecy Act, and any other applicable anti-money laundering laws and regulations and will comply with all such regulations and policies; (xvi) the Company agrees to provide the Investment Manager with a copy of such anti-money laundering policies from time to time, upon request; (xvii) the Company agrees that it shal1 promptly notify the Investment Manager in writing if any representation or warranty set forth herein with respect to the Company ceases to be true and accurate and agrees to provide the Investment Manager with such information regarding the Company as may be reasonably requested by the Investment Manager in connection with making any investments pursuant to this Agreement; (xviii) with respect to any time that any assets of the Account constitute Plan Assets which the Investment Manager has separately agreed in writing to manage pursuant to Section 1 above, the Company (i) has determined that entering into this Agreement is consistent with the Company's fiduciary responsibilities under ERISA, (ii) has determined that the arrangement for the services to be provided by the Investment Manager is reasonable and such services are appropriate and helpful to the Plans, all within the meaning of Section 408(b}(2} of ERISA and Section 4975 of the Code, and (iii} has timely received any disclosure required under Section 408(b )(2) of ERISA and the regulations thereunder; and (xix) the Company agrees to provide the Investment Manager with derivative guidelines applicable to the Account, as well as any amendments or supplements to the same. (b) The Investment Manager represents and warrants to the Company, to the best of its knowledge and belief, as follows: (i} the Investment Manager has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes a binding obligation of the Investment Manager, enforceable against the Investment Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; (iii) the execution, delivery and performance of this Agreement by the Investment Manager do not violate (A) any law applicable to the Investment Manager, (8) any provision of the articles of incorporation or by-laws of the Investment Manager, or (C) any agreement or instrument to which the Investment Manager is a party, except for such violations as would not have a material adverse effect on the ability of the Investment Manager to perform its obligations under this Agreement; (iv) no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with the execution, delivery and performance of this Agreement other than those already obtained; and {v) with respect to any time that any assets of the Account constitute Plan Assets which the Investment Manager has separately agreed in writing to manage pursuant to Section 1 above, the Investment Manager (i) shall not be prohibited from acting as a fiduciary to any Plan under Section 411 of ERISA, and (ii) shall have obtained, and shall maintain in full force and effect, any bond required by Section 412 of ERISA. 9. Derivative Transactions. The Company hereby authorizes the Investment Manager to enter into, in the name, and on behalf, of the Company, such over the counter, exchange traded and other derivative transactions with respect to the Account (including executing any and all contracts or agreements related thereto) as are permitted under the Investment Guidelines and any derivative guidelines applicable to the Account (each such transaction, a "Derivative Transaction") and any such Derivative Transaction shall be the liability of the Company. The Company shall use commercially reasonable efforts to assist the Investment Manager with such Derivative Transactions. 10. Notices: Consents. All notices, consent requests, demands and other communications hereunder must be in writing (which may include electronic correspondence complying with Section lO{c) below) and shall be deemed to have been duly given if delivered by hand, facsimile, e-mail, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows: (a) If to the Company: Athene Annuity & Life Assurance Company of New York 7700 Mills Civic Parkway West Des Moines, IA 50266-3862 Attention: Erik Askelsen Telephone: (515) 342-3160

Facsimile: (877) 522-2003 Email: easkelsen@athene.com (b) If to the Investment Manager: Athene Asset Management, LP. 2121 Rosecrans Avenue, Suite 5300 El Segundo, CA 90245 Attention: Legal Department Telephone: (310) 698-4481 Facsimile: (310) 698-4492 Email: aam-legal@athene.com Addresses may be changed by notice in writing signed by the addressee. (c) Electronic Correspondence. Notices, consent requests, demands and other communications hereunder shall be deemed to be in writing if they are provided by means of electronic correspondence from an authorized person. 11. No Assignment. This Agreement may not be assigned by any party to this Agreement without the prior written consent of the other parties hereto. For purposes of the preceding sentence, the term "assign" shall have the meaning given the term "assignment" in Section 202(a)(l) of the Advisers Act and Rule 202(a)(l)-1 thereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties hereto and their successors and permitted assigns, in each case provided that such successor or assignee agrees to be bound by the terms and conditions of this Agreement. 12. Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law. 13. Arbitration. Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to Section 12, any such arbitration and this Section 13 shall be governed by Title 9 of the U.S. Code (Arbitration). 14. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) - 11 -

acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph. 15. Right to Audit. The Company and its representatives shall have the right, at the Company's own expense, to conduct an audit of the relevant books, records and accounts of the Investment Manager related to the Account during normal business hours upon giving reasonable notice of their intent to conduct such an audit. In the event of such audit, the Investment Manager shall comply with the reasonable requests of the Company and its representatives and provide access to all books, records and accounts necessary to the audit and the Company shall reimburse the Investment Manager for its reasonable costs and expenses in connection with such audit. 16. Books and Records. The Investment Manager shall keep and maintain books and records wherein shall be recorded the business transacted by it on behalf of, in the name of, or on account of the Company in respect of the Account. 17. Reports. The Investment Manager shall furnish the Company with such reports relating to the Account as the Company shall from time to time reasonably require and in such reasonable timeframes as agreed upon by the parties. 18. Force Majeure. No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or gross negligence of the offending party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes. 19. Non-Exclusive Dealings with and by Investment Manager Parties; Conflicts of Interest. (a) Although nothing herein shall require the Investment Manager to devote its full time or any material portion of its time to the performance of its duties and obligations under this Agreement, the Investment Manager shall devote such of its time and activity (and the time and activity of its employees) during normal business days and hours as it shall reasonably determine to be necessary for the Account to achieve its investment objective(s); provided. however, that nothing contained in this Section 19(a) shall preclude the Investment Manager Parties from acting, consistent with the foregoing, either individually or as a member, partner, shareholder, principal, director, trustee, officer, official, employee or agent of any entity, in connection with any type of enterprise (whether or not for profit), regardiess of whether the Company, the Account or any Investment Manager Party has dealings with or invests in such enterprise. (b) The Company understands that the Investment Manager will continue to furnish investment management and advisory services to others, and that the Investment Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Account. The Company further - 12 -

understands that the Investment Manager Parties may or may not have an interest in the securities whose purchase and sale the Investment Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Investment Manager Parties or other investors may take with respect thereto. Furthermore, the Company understands and agrees that each Investment Manager Party shall have the right to engage, directly or indirectly, in the same or similar business activities or lines of business as the Investment Manager and any other Investment Manager Party and no knowledge or expertise of any Investment Manager Parties or any opportunities available to such Investment Manager Parties shall be imputed to the Investment Manager or any other Investment Manager Parties. (c) The Company agrees that the Investment Manager may refrain from offering or rendering any advice or services concerning securities of companies of which any of the Investment Manager Parties are directors or officers, or companies as to which the Investment Manager Parties have any substantial economic or voting interest or possesses material non-public information, unless the Investment Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the Account. (d) From time to time, when determined by the Investment Manager to be in the best interest of the Company, the Account may purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by the Investment Manager or an affiliate at prevailing market levels in accordance with applicable law, and utilizing such pricing methodology determined to be fair and equitable to the Company in the Investment Manager's reasonable judgment and as prescribed by the Investment Manager's valuation and pricing policies and procedures. (e) Consistent with applicable law, the Company hereby authorizes the Investment Manager to effect securities transactions on behalf of the Account with its affiliated broker-dealers, and understands that such affiliated broker-dealers may retain commissions in connection with effecting any transactions for the Account. The Investment Manager and any affiliated broker-dealers are also hereby authorized, consistent with applicable law, by the Company to execute agency cross transactions on behalf of the Account. Agency cross transactions may facilitate a purchase or sale of a block of securities for the Account at a predetermined price and may avoid unfavorable price movements or higher transaction costs which might otherwise be suffered if the purchase or sale order were exposed to the market. However, the Investment Manager and its affiliated broker-dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. The Company understands that this authority given to the Investment Manager to effect agency cross transactions for the Company is terminable at will without penalty, effective upon receipt by the Investment Manager of written notice from the Company. 20. Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Investment Manager determines that, while it would be - 13 -

both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Investment Manager's clients' accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Investment Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on a fair and equitable basis, the Investment Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, the Investment Manager may average the various prices and charge or credit the Account with the average price. 21. Investment Manager Independent. For all purposes of this Agreement, the Investment Manager shall be deemed to be an independent contractor and shall have no authority to act for, bind or represent the Company or the Company's shareholders in any way, except as expressly provided herein, and shall not otherwise be deemed to be an agent of the Company. Nothing contained herein shall create or constitute the Investment Manager and the Company as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other person, except as expressly provided herein. 22. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein. 23. Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement. 24. Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written. ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK ~ Title: ?res ,d.utr ATHENE ASSET MANAGEMENT, L.P. BY: AAM GP LTD., ITS GENERAL PARTNER Name: James R. Belardi Title: Chief Executive Officer Signature Page Investment Management Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written. ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK Name: Title: ATHENE ASSET MANAGEMENT, L.P. BY: AAM GP LTD., ITS GENERAL PARTNER lj6me:James R. Belardi Title: Chief Executive Officer Signature Page Investment Management Agreement /s/ James R. Belardi

Exhibit A INVESTMENT GUIDELINES The Investment Manager will have full discretion to invest and reinvest the funds made available to it for that purpose by the Company as follows: Investment Objectives The Company's investment objective is to obtain as high a level of current interest income as is consistent. in the view of the Investment Manager, with preservation of invested capital. There are market risks inherent in all investments in securities and there can be no assurance that the Investment Manager will achieve this objective. Investment Policies The Investment Manager will seek to achieve the above-stated objective by investing in a diversified portfolio of securities. In selecting securities for this portfolio, the Investment Manager will seek the highest available yields consistent with the policies stated herein. Portfolio securities will be selected pursuant to the following fundamental investment policies: (1) Cash Balances. Cash balances occurring pending permanent investment will be invested in high grade, corporate commercial paper. The corporate paper must have the highest rating by the Securities Valuation Office ("SVO") of the National Association of Insurance Commissioners ("NAIC") one or more of the nationally recognized rating organizations. Other acceptable short-term investments include U.S. Treasury bills and notes, certificates of deposit, time deposits, bankers' acceptances and money market funds. (2) Bonds. The purchases of corporate bonds will include bonds, notes, debentures and other evidences of indebtedness issued, assumed or guaranteed by an entity organized under the laws of the United States of America, of any state, district or territorial possession thereof or of the Dominion of Canada or any province thereof; provided that the bonds are rated class 1 or 2 by the SVO of the NAIC. (3) Government Obligations. The purchase of government obligations will include bonds, notes, bills and other evidences of indebtedness issued, assumed or guaranteed by the U.S. Government, its agencies or instrumentalities or of any state or municipality thereof; or by the Dominion of Canada or any province thereof; provided that the bonds are rated class 1 or 2 by the SVO of the NAIC. (4) Asset-Backed and Mortgage-Backed Securities. The purchase of asset-backed and mortgage-backed securities will include obligations issued by: a. The Government National Mortgage Association; Exh. A 1-1 CH 1 7688520v.2

b. The Federal National Mortgage Association; c. The Federal Home Loan Mortgage Corporation; and d. FHA and VA insured or guaranteed loans, or any other government guaranteed loans. (5) Equity Securities. Equity securities are defined to include preferred stocks, mutual fund shares or common stocks which are traded on a national stock exchange, provided that the preferred stocks are rated class l or 2 by the SVO of the NAIC. Investment Restrictions In the course of its investment management activity for the Company, the Investment Manager may not engage in or execute transactions in any of the following: (1) Borrow money for any purpose on behalf of the Company. (2) Pledge, mortgage or hypothecate the assets of the Company. (3) Purchase the securities of any non-government issuer if, as a result, more than 10% of the total assets of the portfolio would be invested in the securities of the issuer. (4) Invest more than 25% of the portfolio, measured at the time of investment, in a single industry. For the purpose of this restriction, mortgage-backed securities do not constitute an industry. The Investment Manager may not enter into any investment which would violate the New York Insurance Law. Other Permissible Investments The Investment Manager may exceed the limitations of item 4 under the Investment Restrictions and may make investments other than those permitted under Investment Policies 1 through 5, provided that such investments are authorized or permitted under the New York Insurance Law and such investments are reviewed and approved by the Company's Board of Directors (or committee thereof) on at least a quarterly basis. Exh. A 1-2

Schedule 1 Management Fee Schedule 1. Management Fee. In consideration of the services performed under the Agreement, the Company shall pay the Investment Manager a management fee (the "Management Fee") equal to 0.30% per annum of the month-end net asset value of the Account, calculated and paid monthly in arrears. The Investment Manager and the Company may mutually agree in writing to calculate the net asset value of the Account for purposes of the Management Fee based on the Company's accounting policies and procedures governing the Company's financial statements. For certain assets, the Company may approve asset values for purposes of its financial statements that are as of a date or dates prior to the "as of date" on which the Management Fee is calculated. In these cases, the Company and the Investment Manager may agree to calculate the Management Fee using some or all of these asset values as of the most recently available asset values. If the Agreement is executed or terminated other than at the beginning or end of a calendar month, respectively, then the Management Fee shall be pro-rated accordingly. For the avoidance of doubt, the Management Fee shall accrue separately for any sub-account designated by the Company where the Company requires the Management Fee to be invoiced separately. 2. Valuation. The assets of the Account shall be priced in accordance with the Investment Manager's valuation policies. The parties agree to negotiate in good faith as to any objections raised by the Company about the valuation of assets in the Account for purposes of determining the Management Fees. Notwithstanding the foregoing, with respect to any time that any assets of the Account constitute Plan Assets which the Investment Manager has separately agreed in writing to manage pursuant to Section 1 above, the Investment Manager shall not exercise any discretion in the valuation of the assets of the Account. 3. Payment of Fees. Any fee payable by the Company hereunder will be paid by Company within l O Business Days following receipt by the Company of an invoice for such fee, detailing the calculation of such fee. Upon termination of the Agreement, any accrued or outstanding Management Fee shall become immediately payable by the Company. 4. Sub-Advisor Fees. The Company shall not be responsible to pay any Sub-Advisor Fees or reimburse the Investment Manager for any Sub-Advisor Fees paid by the Investment Manager in relation to the Account. Sch. l CHI 7688520v.2